UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 25, 2007
Zimmer Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
345 East Main Street
Warsaw, Indiana 46580

(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (574) 267-6131
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
     Zimmer Holdings, Inc. (the “Company”) issued a press release on May 1, 2007 announcing changes in its Board of Directors and senior management. The press release is attached hereto as Exhibit 99.1 and the information set forth therein is incorporated herein by reference.
     Effective May 1, 2007, the Board of Directors of the Company appointed David C. Dvorak to the offices of President and Chief Executive Officer of the Company. Mr. Dvorak, age 43, succeeds J. Raymond Elliott, who previously announced his intention to retire as President and Chief Executive Officer of the Company during the first half of 2007. Mr. Dvorak was also appointed to serve as a member of the Company’s Board of Directors, with a term expiring in 2008. The election of Mr. Dvorak increases the size of the Board of Directors from six to seven. As previously announced, Mr. Elliott will continue to serve as Chairman of the Board of Directors through at least November 2007. Mr. Dvorak is not expected to be appointed to any Board committees.
     Prior to his appointment as President and Chief Executive Officer, Mr. Dvorak served as Group President, Global Businesses and Chief Legal Officer of the Company.
     Also effective May 1, 2007, the Board of Directors appointed James T. Crines, age 48, to the offices of Executive Vice President, Finance and Chief Financial Officer, replacing Sam R. Leno. Mr. Leno notified the Company on April 25, 2007 that he will resign effective May 4, 2007 and pursue another business opportunity.
     Prior to his appointment as Executive Vice President, Finance and Chief Financial Officer, Mr. Crines served as Senior Vice President, Finance, Operations and Corporate Controller and Chief Accounting Officer of the Company.
     The Compensation and Management Development Committee of the Board of Directors approved changes to certain aspects of the compensation arrangements with Messrs. Dvorak and Crines, effective May 1, 2007.
     Mr. Dvorak’s base salary was increased to $700,000 annually and Mr. Crines’ base salary was increased to $415,000 annually.
     Each of Messrs. Dvorak and Crines is currently eligible to receive an annual cash incentive award, based upon a specified percentage of his base salary, under the Company’s Executive Performance Incentive Plan (the “Incentive Plan”) and equity-based awards under the Company’s 2006 Stock Incentive Plan, as amended (the “Stock Plan”). A copy of the Incentive Plan is filed as Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. A copy of the Stock Plan is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 13, 2006. For 2007, the performance goals under the Incentive Plan for these officers include goals based upon earnings per share (representing 50% of each award), revenue (representing 25% of each award) and cash flow (representing 25% of each award). Effective May 1, 2007, the target amount under the Incentive Plan for each of these officers has been changed to 100% of base salary for Mr. Dvorak and 60% of base salary for Mr. Crines.
     The Committee also approved three awards to Mr. Dvorak under the Stock Plan, each with a grant date of May 1, 2007: (1) 100,000 non-qualified stock options vesting ratably on the first, second, third and fourth anniversaries of the date of grant; (2) a maximum of 57,000 (target of 19,000) performance shares for an award period ending December 31, 2008 and having performance conditions to be approved by the Committee within 90 days; and (3) restricted shares having a grant date fair market value of $2,000,000 and subject to forfeiture until the shares vest ratably on the third, fourth and fifth anniversaries of the date of grant.
     The Committee also approved three awards to Mr. Crines under the Stock Plan, each with a grant date of May 1, 2007: (1) 25,000 non-qualified stock options vesting ratably on the first, second, third and fourth anniversaries of the date of grant; (2) a maximum of 13,334 (target of 4,445) performance shares for an award period ending December 31, 2008 and having performance conditions to be approved by the Committee within 90 days; and (3) restricted shares having a grant date fair market value of $1,000,000 and subject to forfeiture until the shares vest ratably on the third, fourth and fifth anniversaries of the date of grant.
     The awards of nonqualified stock options will be subject to the terms and conditions of the Company’s nonqualified stock option award agreement under the Stock Plan, a copy of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed December 13, 2006. The awards of restricted shares will be subject to the terms and conditions of the Company’s restricted stock award agreement under the Stock Plan, a copy of which is filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed December 13, 2006. The Company will file the form of award agreement applicable to the performance share awards as an exhibit to a future current or periodic report once the Committee approves the performance conditions applicable to the awards.
     Messrs. Dvorak and Crines also participate in other employee benefit plans and compensation arrangements that are described in the proxy statement for the Company’s 2007 annual meeting of stockholders, including a defined benefit pension plan, a savings and investment (401(k)) plan and supplemental plans. Each of them has also previously entered into a change in control severance agreement that provides them with severance benefits following a change in control of the Company and termination of the executive’s employment and a non-disclosure, non-competition and non-solicitation employment agreement. These agreements and other compensatory arrangements with these executives described in the 2007 proxy statement have not otherwise changed.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (d) Exhibits

Exhibit No.	Description

99.1	Press Release issued on May 1, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIMMER HOLDINGS, INC.
By:	/s/ Chad F. Phipps
Chad F. Phipps
Associate General Counsel and Secretary

Dated: May 1, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued on May 1, 2007